APPENDIX A

AGREEMENT AND PLAN OF MERGER AND CONTINGENT LIQUIDATION

         This Agreement and Plan of Merger and Contingent Liquidation (the Agreement) is made as of August 2, 2001, in San Francisco, California, by and between RCM Strategic Global Government Fund, Inc., a Maryland corporation (RCS Fund), and Dresdner RCM Global Strategic Income Fund, Inc., a Maryland corporation (DSF Fund).

PLAN OF MERGER AND CONTINGENT LIQUIDATION

(a)	Prior to the Valuation Time (as defined in Section 4 of this
Agreement), DSF Fund shall conduct a tender offer for 50% of the shares of common stock of DSF Fund issued and outstanding as of the date of this Agreement for a purchase price per share equal to 99-1/2% of DSF Funds per share net asset value at the expiration of such tender offer (the Tender Offer).

(b) In accordance with provisions of the Maryland General Corporation Law (the MGCL) and the charters of each of DSF Fund and RCS Fund, respectively, upon the terms and subject to the conditions set forth in this Agreement, and subject to the approval of the holders of a majority of the outstanding shares of common stock of DSF Fund and of RCS Fund, respectively, at the meetings referred to in Section 7 of this Agreement, DSF Fund shall on the Merger Date (as defined in Section 5 of this Agreement) be merged with and into RCS Fund (the Merger). Pursuant to provisions of the MGCL, upon consummation of the Merger, DSF Fund shall cease to exist as a separate corporation and RCS Fund shall survive and continue to exist as a corporation duly incorporated under the laws of the State of Maryland. The charter and Bylaws, as amended, of RCS Fund, as in effect immediately prior to the Merger Date, shall be the charter and Bylaws of RCS Fund, as the surviving corporation, after the Merger, until thereafter changed or amended as provided therein or by applicable law.

(c) On the Merger Date, upon the terms and conditions set forth in this Agreement, all shares of common stock of DSF Fund issued and outstanding as of such date shall, by virtue of the Merger and without any action on the part of the holders thereof (each, a DSF Stockholder, and collectively, the DSF Stockholders), be converted into a number of full and fractional shares of common stock of RCS Fund (the Merger Shares) determined by dividing the aggregate net asset value of such DSF Fund shares by the net asset value of one share of common stock of RCS Fund, such values being determined at the Valuation Time as provided in Section 4 of this Agreement.

(d) At and after the Merger Date, the Merger will have the effects set forth in relevant provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger
Date all the assets, rights, privileges and powers of DSF Fund shall be vested in RCS Fund, and RCS Fund shall assume all of the debts, liabilities and duties of DSF Fund.

(e) On or prior to the Merger Date, RCS Fund and DSF Fund shall file for record with the State Department of Assessments and Taxation of Maryland Articles of Merger (the Articles of Merger), the contents of which shall conform in all material respects to the requirements of the MGCL.

(f) It is intended that the Merger described in this Agreement shall be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the Code).
(g) Notwithstanding the foregoing provisions of this Plan of Merger and Contingent Liquidation (the Plan of Merger), if an event described in Section 13(b) or Section 13(c) of this Agreement occurs, then (i) this Agreement shall terminate, (ii) the Merger and the Tender Offer shall be abandoned, and (iii) the assets of DSF Fund shall be liquidated in an orderly fashion and DSF Fund shall be dissolved pursuant to the MGCL.

AGREEMENT
RCS Fund and DSF Fund agree as follows:

1.  Representations and warranties of RCS Fund.  RCS Fund
represents and warrants to and agrees with DSF Fund that:
         (a)  RCS Fund is a corporation duly incorporated and
validly existing under the laws of the State of Maryland, and has power to own all of its properties and assets and to carry out its obligations under this Agreement. RCS Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted and to carry out this Agreement.
	(b)  RCS Fund is registered under the Investment Company Act of 1940, as amended (the 1940 Act), as a closed-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.
         (c) A statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments (indicating their market values) of RCS Fund for the fiscal year ended January 31, 2001, such statements and schedule having been audited by PricewaterhouseCoopers LLP, independent accountants, have been furnished to DSF Fund. Such statement of assets and liabilities and schedule of investments fairly present the financial position of RCS Fund as of the date thereof and such statements of operations and changes in net assets fairly reflect the results of its operations and changes in net assets for the period covered thereby in conformity with generally accepted accounting principles.
         (d) There are no material legal, administrative or other proceedings pending or, to the knowledge of RCS Fund, threatened against RCS Fund which assert liability or may, if successfully prosecuted to their conclusion, result in liability on the part of
RCS Fund, other than as have been disclosed in the Registration Statement (as defined below).
         (e)  RCS Fund has no known liabilities of a material
nature, contingent or otherwise, other than those shown on its statement of assets and liabilities as of January 31, 2001 and those incurred in the ordinary course of RCS Fund's business as an investment company since such date.
         (f) No consent, approval, authorization or order of, or filing with, any court or governmental authority is required for the consummation by RCS Fund of the transactions contemplated by this Agreement, except such as have been or will be obtained under the Securities Act of 1933, as amended (the 1933 Act), the Securities Exchange Act of 1934, as amended (the 1934 Act), the 1940 Act or state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico).
         (g) The registration statement and any amendments thereto (including any post-effective amendments) filed with the Securities and Exchange Commission (the Commission) by RCS Fund on Form N-14 relating to the Merger Shares (the Registration Statement), the
section captioned Additional Proposals to be Voted on by DSF Fund Stockholders Only included therein (the DSF Fund Additional
Proposals) and the section captioned Additional Proposals to be
Voted on by RCS Fund Stockholders Only included therein (the RCS
Fund Additional Proposals and, together with the DSF Fund Additional Proposals, the Additional Proposals), on the effective date of the Registration Statement (i) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and at the time of the stockholders meeting referred to in Section 7(a) of this Agreement and at the Merger Date, the prospectus contained in the Registration Statement (the Prospectus), as amended or supplemented by any amendments or supplements filed or requested to be filed with the Commission by DSF Fund or RCS Fund, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this subsection shall apply to statements in or omissions from the Registration Statement, the Prospectus or the Additional Proposals
made or omitted in reliance upon and in conformity with information furnished by DSF Fund for use in the Registration Statement, the Prospectus or the Additional
Proposals.
         (h)  There are no material contracts made outside the
ordinary course of business to which RCS Fund is a party, other than as disclosed in the Registration Statement, the Prospectus, or the Additional Proposals.
         (i)  All of the issued and outstanding shares of common
stock of RCS Fund have been offered for sale and sold in conformity with all applicable federal securities laws.
         (j)  RCS Fund is and will at all times through the Merger
Date qualify for taxation as a regulated investment company under Sections 851 and 852 of the Code.
         (k) The issuance of the Merger Shares will be in compliance with all applicable federal securities laws.
         (l) The Merger Shares have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and nonassessable, and no stockholder of RCS Fund will have any preemptive right of subscription or purchase in respect thereof.
2. Representations and warranties of DSF Fund. DSF Fund represents and warrants to and agrees with RCS Fund that:
         (a) DSF Fund is a corporation duly incorporated and validly existing under the laws of the State of Maryland, and has power to own all of its properties and assets and to carry out its obligations under this Agreement. DSF Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted and to carry out this Agreement.
         (b) DSF Fund is registered under the 1940 Act as a closed-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.
         (c) A statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments (indicating their market values) of DSF Fund for the fiscal year ended October 31, 2000, such statements and schedule having been audited by PricewaterhouseCoopers LLP, independent accountants, and an 3 unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments (indicating their market values) of DSF Fund for the six months ended April 30, 2001, have been furnished to RCS Fund. Such statements of assets and liabilities and schedules of investments fairly present the financial position of DSF Fund as of the dates thereof, and such statements of operations and changes in net assets fairly reflect the results of its operations and changes in net assets for the periods covered thereby in conformity with generally accepted accounting principles.
         (d) There are no material legal, administrative or other proceedings pending or, to the knowledge of DSF Fund, threatened against DSF Fund which assert liability or may, if successfully prosecuted to their conclusion, result in liability on the part of DSF Fund, other than as have been disclosed in the Registration
Statement.
         (e) DSF Fund has no known liabilities of a material nature, contingent or otherwise, other than those shown on its statement of assets and liabilities as of April 30, 2001 and those incurred in the ordinary course of DSF Fund's business as an investment company since such date.
         (f)  No consent, approval, authorization or order of any
court or governmental authority is required for the consummation by
DSF Fund of the transactions contemplated by this Agreement, except such as have been or will be obtained under the 1933 Act, the 1934
Act, the 1940 Act or state securities or blue sky laws.
         (g) The Registration Statement, the Prospectus and the Additional Proposals, on the Effective Date of the Registration Statement, (i) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and at the time of the stockholders' meeting referred to in Section 7(a) of this Agreement and on the Merger Date, the Prospectus, as amended or supplemented by any amendments or supplements filed or requested to be filed with the Commission by DSF Fund or RCS Fund, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall apply only to statements of fact relating to DSF Fund contained in the Registration Statement, the Prospectus or the Additional Proposals, or omissions to state in any thereof a material fact relating to DSF Fund, made or omitted in reliance upon and in conformity with information furnished or approved by DSF Fund for use in the Registration Statement, the Prospectus or the
Additional Proposals.
         (h)  There are no material contracts to which DSF Fund is
a party, other than those identified on Schedule 2(h) to this
Agreement.
         (i) All of the issued and outstanding shares of common stock of DSF Fund have been offered for sale and sold in conformity with all applicable federal securities laws.
         (j) DSF Fund is and will at all times through the Merger Date qualify for taxation as a regulated investment company under Sections 851 and 852 of the Code.
         (k)  DSF Fund has filed or will file all federal and state tax returns which, to the knowledge of DSF Fund's officers, are required to be filed by DSF Fund on or before the Merger Date and has paid or will pay all federal and state taxes shown to be due on said returns or on any assessments received by DSF Fund. All tax liabilities of DSF Fund have been adequately provided for on its books, and to the knowledge of DSF Fund, no tax deficiency or liability of
DSF Fund has been asserted, and no question with respect thereto has been raised, by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid.
         (l)  At the Merger Date, RCS Fund will acquire the assets
of DSF Fund subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof (except for such restrictions previously disclosed to RCS Fund by DSF
Fund).
         (m) No registration under the 1933 Act of any of the portfolio securities of DSF Fund would be required if they were, as of the time of such transfer, the subject of a public distribution by either of RCS Fund or DSF Fund, except as previously disclosed to RCS Fund by DSF Fund.
3.  Tender Offer; Merger.  Prior to the Valuation Time (as defined in Section 4 of this Agreement), DSF Fund shall conduct the Tender Offer. DSF Fund and RCS Fund agree that, on or prior to the Merger Date, Articles of Merger shall be filed with the State Department of Assessments and Taxation of Maryland, the contents of which shall conform in all material respects to the requirements of the MGCL. Subject to the requisite approval of the holders of outstanding shares of common stock of DSF Fund and of RCS Fund, respectively, and to the other terms and conditions contained herein, DSF Fund shall, on the Merger Date, merge with and into RCS Fund, and RCS Fund shall thereby acquire all of the assets and assume all of the liabilities of DSF Fund, whether accrued or contingent, in exchange for the conversion of all outstanding shares of common stock of DSF Fund into that number of Merger Shares provided for in
Section 4 of this Agreement.  Upon the consummation of the Merger,
DSF Fund shall cease to exist as a separate corporation and RCS Fund shall survive and continue as a corporation duly incorporated under the laws of the State of Maryland.
4.  Effect of Merger on DSF Fund shares; Valuation Time.
On the Merger Date, as a result of the Merger and without any action on the part of the holders thereof, all shares of common stock of DSF Fund issued and outstanding at such date, together with the associated rights, terms and conditions of such shares, shall be converted into Merger Shares, with the associated rights, terms and conditions of shares of common stock of RCS Fund.
         (a)  As a result of the Merger and without any action on
the part of the holders thereof, on the Merger Date each share of common stock of DSF Fund, together with the associated rights of such shares, shall cease to be outstanding and shall be converted into full and fractional shares of common stock of RCS Fund pro rata based on the total number of shares of DSF Fund being converted and the total number of Merger Shares being issued by RCS Fund pursuant to Section
(c) of the Plan of Merger.  Each certificate which immediately prior to the Merger Date represented any such shares of DSF Fund shall thereafter represent the number of shares of common stock of RCS
Fund into which the shares of common stock of DSF Fund represented by such certificate have been converted, and holders of certificates representing shares of common stock of DSF Fund shall cease to have any rights with respect to such shares of DSF Fund, except as provided herein or by law.
         (b) The Valuation Time shall be 2:00 p.m., San Francisco time, on the fourth business day following the expiration of the
Tender Offer or such earlier or later day as may be mutually agreed upon in writing by the parties hereto (the Valuation Time).
         (c) The net asset value of the Merger Shares and the net asset value of DSF Fund shall in each case be determined as of the Valuation Time, in each case pursuant to procedures customarily used by RCS Fund in determining its net asset value.  The liabilities of
DSF Fund and RCS Fund as of the Valuation Time shall each include the Joint Expenses, DSF Fund Expenses and RCS Fund Expenses (each as defined in Section 6 of this Agreement) payable by such fund pursuant to Section 6 of this Agreement.
         (d)  No adjustment shall be made in the net asset value
of either DSF Fund or RCS Fund to take into account tax differences in realized and unrealized gains and losses.
         (e)  Certificates representing Merger Shares will be issued to individual DSF Stockholders only if such stockholder so requests.
5.  Merger Date.   Delivery of such documents as are necessary to
effect the Merger shall be made at the offices of Dresdner RCM
Global Investors LLC (the Adviser) at 10:00 A.M. San Francisco time on the next full business day following the Valuation Time, or at such other time and date agreed to by RCS Fund and DSF Fund, the date and time upon which such Merger is to become effective being referred to herein as the Merger Date.
6. Expenses, fees, etc. As used in this Section 6, the following terms shall have the following meanings: Joint Expenses shall mean all legal and other costs and expenses, including without limitation the fees and expenses of Ropes & Gray, incurred by RCS Fund to prepare, print and mail this Agreement, the Articles of Merger, the Registration Statement and other documents or agreements necessary to effect the Merger, but excluding all costs and expenses incurred by RCS Fund in connection with the preparation by PricewaterhouseCoopers LLP (PwC) of the letter referred to in Section 8(g) of this Agreement (the PwC Expenses) and incremental costs associated with preparing such portions of the RCS Fund Additional Proposals as do not relate to the Merger proposal; DSF Fund Expenses shall mean all legal and other costs and expenses, including without limitation the fees and expenses of Sullivan & Cromwell, incurred by DSF Fund to conduct the Tender Offer, to hold the stockholders meeting referred to in Section 7(a) of this Agreement, to hold all special meetings of the DSF Fund Board of Directors to consider the Merger, and to prepare, print and mail the DSF Fund Additional Proposals and the Registration Statement; RCS Fund Expenses shall mean all legal and other costs and expenses other than Joint Expenses, including without limitation the fees and expenses of Ropes & Gray, incurred by RCS Fund to hold the stockholders meeting referred to in Section
7(b) of this Agreement and to hold all special meetings of the RCS
Fund Board of Directors to consider the Merger, but excluding the PwC Expenses; and Termination With Cause shall mean termination of the Merger pursuant to Section 13(b) or Section 13(c) of this Agreement.
         (a) If the Merger is consummated, DSF Fund shall be liable for all reasonable Joint Expenses in excess of twenty-five thousand dollars (US $25,000). RCS Fund and DSF Fund each shall provide the other in writing at least two business days prior to the Valuation
Time and in reasonable detail the amount of Joint Expenses for which it is liable, and such amounts will be the basis on which the liability of DSF Fund pursuant to this paragraph (a) shall be calculated as of the Valuation Time.
         (b) In the event that the holders of a majority of the outstanding shares of DSF Fund do not vote to approve the Merger but the holders of a majority of the outstanding shares of RCS Fund vote to approve the Merger, DSF Fund shall reimburse RCS Fund for all reasonable Joint Expenses in excess of forty thousand dollars (US $40,000) and all reasonable RCS Fund Expenses.
         (c) In the event that the holders of a majority of the outstanding shares of RCS Fund do not vote to approve the Merger but the holders of a majority of the outstanding shares of DSF Fund vote to approve the Merger, DSF Fund shall reimburse RCS Fund for one-half of all reasonable Joint Expenses.
         (d) In the event of a Termination With Cause, DSF Fund shall reimburse RCS Fund for all reasonable Joint Expenses in excess of twenty-five thousand dollars (US $25,000) and all reasonable RCS Fund Expenses in excess of forty thousand dollars (US $40,000).
         (e) In the event that (i) holders of a majority of the outstanding shares of each of DSF Fund and RCS Fund do not vote to approve the Merger, (ii) the Merger is not consummated by reason of the non-fulfillment of any condition to DSF Funds obligations set forth in Section 9 of this Agreement (other than in Section 9(a) or Section 9(b)), (iii) the Merger is not consummated by reason of the non-fulfillment of the condition to RCS Funds obligations set forth in Section 8(g) of this Agreement, or (iv) the Merger is terminated pursuant to Section 13(a) or Section 13(d) of this Agreement, DSF
Fund shall reimburse RCS Fund for one-half of all reasonable Joint Expenses; provided, however, that if, as of the date provided for in
Section 13(d) of this Agreement, the stockholders of RCS Fund shall have voted to approve the Merger and the holders of a majority of the outstanding shares of DSF Fund shall not have voted to approve the Merger and all other conditions of DSF Funds obligations set forth in Section 9 of this Agreement (other than in Section 9(a) or Section 9(b)) shall have been fulfilled as of such date, then paragraph (b) of this Section 6 shall apply.
         (f) In the event that the Merger is not consummated by reason of the non-fulfillment of any condition to RCS Funds obligations set forth in Section 8 of this Agreement (other than in Section 8(a) or Section 8(g)), DSF Fund shall reimburse RCS Fund for all reasonable Joint Expenses and all reasonable RCS Fund Expenses; provided, however, that in the event that the Merger is not consummated by reason both of the non-fulfillment of any condition to RCS Funds obligations set forth in Section 8 of this Agreement (other than in Section 8(a) or Section 8(g)) and of the non-fulfillment of any condition to DSF Funds obligations set forth in Section 9 of this Agreement (other than in Section 9(a) or Section 9(b)), then paragraph (e) of this Section 6 shall apply.
         (g) Subject to Section 11(c) of this Agreement, RCS Fund shall be solely liable for the PwC Expenses.
         (h) Subject to Section 11(c) of this Agreement and to DSF Funds reimbursement obligations pursuant to paragraphs (b), (d) and
(f) of this Section 6, DSF Fund shall be solely liable for the DSF
Fund Expenses and RCS Fund shall be solely liable for the RCS Fund
Expenses.
         (i)  Notwithstanding the reimbursement obligations of DSF
Fund pursuant to paragraphs (b) through (f) of this Section 6, any expenses incurred by RCS Fund shall be paid directly by RCS Fund if and to the extent that the reimbursement of such expenses by DSF
Fund would, in the opinion of counsel to RCS Fund, result in the disqualification of RCS Fund as a regulated investment company within the meaning of Section 851 of the Code.
7.  Meetings of Stockholders; Listing of Merger Shares.
         (a) DSF Fund shall call a meeting of its stockholders as soon as is practicable after the effective date of the Registration Statement for the purpose of considering the Merger and shall use its best efforts to obtain stockholder approval thereof.
         (b) RCS Fund shall call a meeting of its stockholders as soon as is practicable after the effective date of the Registration Statement for the purpose of considering the Merger and shall use its best efforts to obtain stockholder approval thereof.
         (c) RCS Fund shall, after the preparation and delivery to RCS Fund by DSF Fund of a preliminary version of the DSF Fund Additional Proposals that was reasonably satisfactory to RCS Fund and to Ropes & Gray for inclusion in the Registration Statement, file the Registration Statement with the Commission. Each of DSF
Fund and RCS Fund will cooperate with the other, and each will furnish to the other the information relating to itself required by the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder to be set forth in the Registration
Statement, including the Prospectus and the Additional Proposals.
         (d) RCS Fund will use its best efforts to effect the listing of the Merger Shares on the New York Stock Exchange on or before the Merger Date.

8.  Conditions to RCS Fund's obligations.  The obligations of RCS
Fund hereunder shall be subject to the following conditions:
         (a) That the Merger shall have been approved by the affirmative vote of holders of a majority of the outstanding shares of common stock of DSF Fund entitled to vote on the matter and holders of a majority of the outstanding shares of common stock of RCS Fund entitled to vote on the matter.
         (b) That DSF Fund shall, prior to the Valuation Time, have made the Tender Offer and during the period between the date of this Agreement and the Merger Date shall not have repurchased in the Tender Offer or otherwise more than 50% of the total number of shares of common stock of DSF Fund issued and outstanding as of the date of this Agreement.
         (c) That seven business days prior to the Valuation Time, DSF Fund shall have furnished to RCS Fund a list of all of DSF
Funds portfolio securities as of such date certified on DSF
Funds behalf by DSF Fund's President (or any Vice President) and Treasurer (or any Assistant Treasurer) and (i) if DSF Fund shall have received within two business days of having furnished such list, reasonable written instructions from RCS Fund to sell any securities listed thereon, DSF Fund shall have sold such securities prior to the Valuation Time and (ii) DSF Fund shall not, subsequent to furnishing such list, have purchased additional portfolio securities without the approval of RCS Fund.
         (d) That DSF Fund shall have furnished to RCS Fund a statement of DSF Funds assets and liabilities, with values determined as provided in Section 4 of this Agreement, together with a list of all of DSF Funds portfolio securities, all as of the Valuation Time, certified on DSF Funds behalf by DSF Funds President (or any Vice President) and Treasurer (or any Assistant Treasurer), and a certificate of both such officers, dated the Merger Date, to the effect that as of the Valuation Time and as of the Merger Date there has been no material adverse change in the financial position of DSF Fund since April 30, 2001, other than changes in its portfolio securities or their market value since that date, changes due to dividends declared or paid and identified to RCS Fund, changes due to losses from operations or changes due to share repurchases.
         (e) That DSF Fund shall have furnished to RCS Fund a statement, dated the Merger Date, signed on behalf of DSF Fund by DSF Funds President (or any Vice President) and Treasurer
(or any Assistant Treasurer) certifying that as of the Valuation
Time and as of the Merger Date all representations and warranties of DSF Fund made in this Agreement are true and correct in all material respects as if made at and as of such dates, and that DSF Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to each of such dates.
         (f) That RCS Fund shall have received an agreed upon procedures letter from PwC dated the Merger Date reasonably satisfactory in form and substance to RCS Fund and DSF Fund setting forth findings of PwC pursuant to its performance of the agreed upon procedures set forth therein, stating that, based upon these findings, managements assertions that for the fiscal period from November 1, 2000 to the Merger Date DSF Fund (i) qualified as a regulated investment company under the Code, (ii) as of the Merger Date, has no liability other than liabilities stated for federal or state income taxes and (iii) as of the Merger Date, has no liability for federal excise tax purposes under section 4982 of the Code, are fairly stated; and setting forth, based upon an examination conducted pursuant to those agreed upon procedures, the value of the portfolio securities to be acquired by RCS Fund in the Merger and the net asset value of DSF Fund and RCS Fund, respectively.
         (g) That RCS Fund shall have received, prior to the effective date of the Registration Statement, a letter from PwC stating that PwC has carried out certain specified procedures, not constituting an audit, reasonably satisfactory to RCS Fund and DSF Fund with respect to certain amounts, percentages and financial information which are derived from the general accounting records of DSF Fund and RCS Fund and which appear or are incorporated by reference in the Registration Statement, the Prospectus or the Additional Proposals, and has compared such amounts and financial information with the accounting records of DSF Fund and RCS Fund and has found them to be in agreement and has proved the mathematical accuracy of certain percentages.
         (h) That there shall not be any material litigation pending with respect to the matters contemplated by this Agreement.
         (i) That RCS Fund shall have received an opinion of Sullivan & Cromwell, in form reasonably satisfactory to RCS Fund and dated the Merger Date, to the effect that (i) DSF Fund has been duly incorporated and is an existing corporation in good standing under the laws of the State of Maryland; (ii) this Agreement has been duly authorized, executed, and delivered by DSF Fund and, assuming that the Registration Statement, the Prospectus and the Additional Proposals do not contain any misstatement or omission of material fact and assuming further the due authorization, execution and delivery of this Agreement by RCS Fund, is a valid and binding obligation of DSF Fund; (iii) the execution and delivery of this Agreement did not, and the consummation of the Merger contemplated hereby will not, violate DSF Funds charter or Bylaws or any provision of any agreement listed on Schedule 2(h) to this Agreement; and (iv) all regulatory consents, approvals, authorizations and filings required to be obtained or made by DSF
Fund under the 1933 Act, the 1934 Act, the 1940 Act or MGCL for the consummation of the Merger by DSF Fund have been obtained or made.
         (j) That RCS Fund shall have received an opinion of Sullivan & Cromwell dated the Merger Date (which opinion would be based upon certain representations and subject to certain qualifications), to the effect that, on the basis of the existing provisions of the Code, current administrative rules and court decisions, for federal income tax purposes: (i) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code and DSF Fund and RCS Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code,
(ii) no gain or loss will be recognized by RCS Fund or its stockholders upon consummation of the Merger, (iii) the basis to RCS Fund of the DSF Fund assets acquired in the Merger will be the same as the basis of such assets in the hands of DSF Fund immediately prior to the Merger, and (iv) RCS Fund's holding periods with respect to the DSF Fund assets acquired in the Merger will include the respective periods for which such assets were held by DSF Fund.
         (k) That the Registration Statement shall have become effective under the 1933 Act, and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of RCS Fund or DSF Fund, threatened by the Commission.
         (l) That RCS Fund shall have received from the Commission and any relevant state securities administrator such order or orders as Ropes & Gray reasonably deems necessary or desirable under the 1933 Act, the 1934 Act, the 1940 Act, or any applicable state securities or blue sky laws in connection with the Merger contemplated hereby, and that all such orders shall be in full force and effect.
         (m) That, on or prior to the Merger Date, DSF Fund shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the stockholders of DSF Fund (i) all of the excess of (X) DSF
Funds investment income excludable from gross income under
Section 103 of the Code over (Y) DSF Funds deductions disallowed under Sections 265 and 171 of the Code, (ii) all of DSF Funds investment company taxable income (as defined in Section 852 of the Code) for its taxable years ending on or after October 31, 2000, and on or prior to the Merger Date (computed in each case without regard to any deduction for dividends paid), and
(iii) all of its net realized capital gain after reduction by .
any capital loss carryover in each of its taxable years ending on or after October 31, 2000, and on or prior to the Merger Date.
         (n) That DSF Funds custodian shall have delivered to RCS Fund a certificate identifying all of the assets of DSF Fund held by such custodian as of the Valuation Time.
         (o) That DSF Funds transfer agent shall have provided to RCS Fund as of the Valuation Time (i) the originals or true copies of all of the records of DSF Fund in the possession of such transfer agent as of the Valuation Time, (ii) a certificate setting forth the number of shares of DSF Fund outstanding as of the Valuation Time, (iii) the name and address of each holder of record of any such shares and the number of shares held of record by each such stockholder and (iv) the name and address of each holder of record of any such shares in a certificated form.
         (p) That all of the issued shares of common stock of DSF Fund that were outstanding immediately prior to the Tender Offer or are outstanding as of the Valuation Time shall have been offered for sale and sold in conformity with all applicable state securities or blue sky laws and, to the extent that any audit of the records of DSF Fund or its transfer agent by RCS Fund or its agents shall have revealed otherwise, either (i) DSF Fund shall have taken all actions that in the reasonable opinion of RCS Fund or its counsel are necessary to remedy any prior failure on the part of DSF Fund to have offered for sale and sold such shares in conformity with such laws or (ii) DSF Fund shall have furnished
(or caused to be furnished) surety, or shall have made other arrangements that are satisfactory, in the reasonable opinion of RCS Fund or its counsel, to indemnify RCS Fund against any expense, loss, claim, damage or liability whatsoever that may be asserted or threatened by reason of such failure on the part of DSF Fund to have offered and sold such shares in conformity with such laws.
         (q) That the Merger Shares shall have been accepted for listing by the New York Stock Exchange. 9. Conditions to DSF
Fund's obligations. The obligations of DSF Fund hereunder, other than its obligations pursuant to paragraphs (b) through (f) of
Section 6 of this Agreement, shall be subject to the following conditions:
         (a) That the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of DSF Fund entitled to vote on the matter and the holders of a majority of the outstanding shares of common stock of RCS Fund entitled to vote on the matter.
         (b) That, prior to the Valuation Time, DSF Fund shall have conducted the Tender Offer.
         (c) That RCS Fund shall have furnished to DSF Fund a statement of RCS Funds net assets, together with a list of portfolio holdings with values determined as provided in Section 4 of this Agreement, all as of the Valuation Time, certified on behalf of RCS Fund by RCS Funds
President (or any Vice President) and Treasurer (or any Assistant Treasurer), and a certificate of both such officers, dated the Merger Date, to the effect that as of the Valuation Time and as of the Merger Date there has been no material adverse change in the financial position of RCS Fund since January 31, 2001, other than changes in its portfolio securities or their market value since that date or changes due to dividends declared or paid or losses from operations.
         (d) That RCS Fund shall have furnished to DSF Fund a statement, dated the Merger Date, signed on behalf of RCS Fund by RCS Funds President (or any Vice President) and Treasurer (or any Assistant Treasurer) certifying that as of the Valuation Time and as of the Merger Date all representations and warranties of RCS
Fund made in this Agreement are true and correct in all material respects as if made at and as of such dates, and that RCS Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to each of such dates.
         (e) That there shall not be any material litigation pending or threatened with respect to the matters contemplated by this Agreement.
         (f) That DSF Fund shall have received an opinion of Ropes & Gray, in form reasonably satisfactory to DSF Fund and dated the Merger Date, to the effect that (i) RCS Fund is duly incorporated and an existing corporation in good standing under the laws of the State of Maryland; (ii) this Agreement has been duly authorized, executed and delivered by RCS Fund and, assuming that the Registration Statement, the Prospectus and the Additional Proposals do not contain any misstatement or omission of material fact and assuming further the due authorization, execution and delivery of this Agreement by DSF Fund, is a valid and binding obligation of RCS Fund; (iii) the Merger Shares are duly authorized and upon their delivery will be validly issued and will be fully paid and nonassessable and no stockholder of RCS Fund has any preemptive right to subscription or purchase in respect thereof;
(iv) the execution and delivery of this Agreement did not, and the consummation of the Merger contemplated hereby will not, violate
RCS Funds charter or By laws, or any provision of any agreement listed as an Exhibit to the Registration Statement to which RCS
Fund is a party or by which it is bound;
(v) all regulatory consents, approvals, authorizations and filings required to be obtained or made by RCS Fund under the 1933 Act, the 1934 Act, the 1940 Act or MGCL for the consummation of the Merger by RCS Fund have been obtained or made; and (vi) the Registration Statement has become effective under the 1933 Act, and to the best of the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act.
         (g) That DSF Fund shall have received an opinion of Sullivan & Cromwell dated the Merger Date (which opinion would be based upon certain representations and subject to certain qualifications), to the effect that, on the basis of the existing provisions of the Code, current administrative rules and court decisions, for federal income tax purposes: (i) the Merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and DSF Fund and
RCS Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by DSF Fund upon the consummation of the Merger, (iii) no gain or loss will be recognized by DSF
Stockholders on the conversion of shares of DSF Fund into Merger Shares; (iv) the aggregate basis of the Merger Shares a DSF Stockholder receives in connection with the transaction will be the same as the aggregate basis of his or her shares of DSF
Fund converted therefor, and (v) a DSF Stockholders holding period for his or her Merger Shares will be determined by including the period for which he or she held the shares of DSF
Fund converted therefor, provided that at the Merger Date, DSF
Fund shares are held by such stockholder as a capital asset.
         (h) That the Registration Statement shall have become effective under the 1933 Act, and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of RCS Fund or DSF Fund, threatened by the Commission.
         (i) That DSF Fund shall have received from the Commission and any relevant state securities administrator such order or orders as may be necessary in connection with the transactions contemplated by this Agreement, and that all such orders shall be in full force and effect.
         (j) That the Merger Shares shall have been accepted for listing by the New York Stock Exchange.
10.  Covenants.
         (a) DSF Fund shall use its reasonable best efforts to cause the conditions to RCS Funds obligations set forth in
Section 8 of this Agreement to be fulfilled.
         (b) RCS Fund shall use its reasonable best efforts to cause the conditions to DSF Funds obligations set forth in
Section 9 of this Agreement to be fulfilled.
11.  Indemnification.
         (a) DSF Fund will indemnify and hold harmless RCS Fund and each of its directors and officers (for purposes of this subparagraph, the RCS Indemnified Parties) against any and all expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the RCS Indemnified Parties (i) in connection with, arising out of, or resulting from any untrue statement or alleged untrue statement of a material fact relating to DSF Fund contained in the Registration Statement, the Prospectus, the Additional Proposals or any amendment or supplement to any of the foregoing, (ii) arising out of or based upon the omission or alleged omission to state in any of the foregoing a material fact relating to DSF Fund required to be stated therein or necessary to make the statements relating to DSF Fund therein not misleading, including, without limitation, any amounts paid by any one or more of the RCS
Indemnified Parties in a reasonable compromise or settlement of any such claim, action, suit or proceeding made with the consent of DSF Fund;
provided, however, that the indemnity in clauses (i) and (ii) of this paragraph (a) shall apply only to statements or omissions described in the proviso of Section 2(g) of this Agreement, or (iii) arising out of or based upon a breach of any representation, warranty or covenant of DSF Fund contained in this Agreement. The RCS Indemnified Parties will notify DSF
Fund in writing within ten days after the receipt by any one or more of the RCS Indemnified Parties of any notice of legal process or any suit brought against or claim made against such RCS Indemnified Party as to any matters covered by this Section
11(a) or within ten days of having discovered any loss or expense arising out of or based upon a breach of a representation, warranty or covenant of DSF Fund contained in this Agreement.
 DSF Fund shall be entitled to participate at its own expense in the defense of any claim, action, suit or proceeding covered by this Section 11(a), or, if it so elects, to assume at its expense by counsel reasonably satisfactory to the RCS Indemnified Parties the defense of any such claim, action, suit or proceeding, and if DSF Fund elects to assume such defense, the RCS Indemnified Parties shall be entitled to participate in the defense of any such claim, action, suit or proceeding at their expense. DSF Funds obligation under this Section 11(a) to indemnify and hold harmless the RCS Indemnified Parties shall constitute a guarantee of payment so that DSF Fund will pay in the first instance any expenses, losses, claims, damages and liabilities required to be paid by it under this Section 11(a) without the necessity of the RCS Indemnified Parties first paying the same.
         (b)  RCS Fund will indemnify and hold harmless DSF
Fund and each of its directors and officers (for purposes of this subparagraph, the DSF Indemnified Parties) against any and all expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the DSF Indemnified Parties (i) in connection with, arising out of, or resulting from any untrue statement or alleged untrue statement of a material fact relating to RCS Fund contained in the Registration Statement, the Prospectus, the Additional
Proposals, or any amendment or supplement to any of the foregoing, (ii) arising out of, or based upon, the omission or alleged omission to state in any of the foregoing a material fact relating to RCS Fund required to be stated therein or necessary to make the statements relating to RCS Fund therein not misleading, including without limitation any amounts paid by any one or more of the DSF Indemnified Parties in a reasonable compromise or settlement of any such claim, action, suit or proceeding made with the consent of RCS Fund, or (iii) arising out of or based upon a breach of any representation, warranty or covenant of RCS Fund contained in this Agreement.
The DSF Indemnified Parties will notify RCS Fund in writing within ten days after the receipt by any one or more of the DSF Indemnified Parties of any notice of legal process or any suit brought against or claim made against such DSF Indemnified
Party as to any matters covered by this Section 11(b) or within ten days of having discovered any loss or expense arising out of or based upon a breach of a representation, warranty or covenant of RCS Fund contained in this Agreement. RCS Fund shall be entitled to participate at its own expense in the defense of any claim, action, suit or proceeding covered by this Section 11(b), or, if it so elects, to assume at its expense by counsel reasonably satisfactory to the DSF Indemnified Parties the defense of any such claim, action, suit or proceeding, and, if RCS Fund elects to assume such defense, the DSF
Indemnified Parties shall be entitled to participate in the defense of any such claim, action, suit or proceeding at their own expense. RCS Funds obligation under this Section 11(b) to indemnify and hold harmless the DSF Indemnified Parties shall constitute a guarantee of payment so that RCS Fund will pay in the first instance any expenses, losses, claims, damages and liabilities required to be paid by it under this Section 11(b) without the necessity of the DSF Indemnified Parties first paying the same.
         (c) In the event that the Merger is not consummated by reason of the breach by either DSF Fund or RCS Fund of any of its representations, warranties or covenants contained in this Agreement, the exclusive remedy of the non breaching party, whether pursuant to this Section 11 or otherwise, shall be to be reimbursed for all reasonable expenses incurred by it in connection with the Tender Offer and the Merger, including, without limitation, the PwC Expenses and reasonable legal fees incurred in connection with obtaining such reimbursement. The limitations in this paragraph 11(c) shall not apply to the indemnities set forth in Sections 11(a)(i), 11(a)(ii), 11(b)(i) or 11(b)(ii) of this Agreement.
12. No broker, etc. Each of DSF Fund and RCS Fund represents that there is no person who has dealt with it who by reason of such dealings is entitled to any brokers or finders or other similar fee or commission arising out of the Merger contemplated by this Agreement.
13. Waiver and Termination. DSF Fund and RCS Fund may waive any condition to their respective obligations under this Agreement.
In addition, this Agreement shall terminate:
         (a) if agreed by mutual consent of the boards of directors of DSF Fund and RCS Fund;
         (b) if more than 75% of the shares of common stock of DSF Fund outstanding as of the date of this Agreement are tendered in the Tender Offer;
         (c) if the average daily closing price of a share of common stock of RCS Fund during the five trading days immediately preceding and including the expiration date of the Tender Offer represents a percentage discount from its net asset value that is more than 15 percentage points greater than the percentage discount from net asset value represented by the average daily closing price of a share of common stock of DSF Fund during that same period (for the purposes of this Section 13(c), a premium to net asset value for a share of common stock, as a percentage of such shares net asset value, will be treated as a negative discount from net asset value for such share of common stock, as a percentage of its net asset value); or
         (d) if the Merger has not been consummated by December 31, 2001, unless the boards of directors of DSF Fund and RCS Fund otherwise agree. DSF Funds obligations pursuant to Section 6 of this Agreement to reimburse RCS Fund for expenses incurred in connection with the Merger shall survive any termination of this Agreement.
14. Covenants, etc. deemed material. All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.
15. Sole agreement; amendments. This Agreement supersedes all previous correspondence and oral communications between the parties regarding the subject matter hereof, constitutes the only understanding with respect to such subject matter, may not be changed except by a letter of agreement signed by each party hereto, and shall be construed in accordance with and governed by the laws of the State of Maryland.
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original.

[The remainder of this page has intentionally been left blank.]



	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                                    RCM STRATEGIC GLOBAL GOVERNMENT
                                    FUND, INC.


                                    By:
                                    /s/  Luke D. Knecht
                                         President

                                    DRESDNER RCM GLOBAL STRATEGIC
                                    INCOME FUND, INC.

                                    By:
                                    /s/ Luke D. Knecht
President


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